LAW OFFICES OF
                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                          1900 FIRSTIER BANK BUILDING
                            LINCOLN, NEBRASKA 68508
                                 (402) 474-6900

                                    June 22, 1994




Board of Directors
KPM Funds, Inc.
10250 Regency Circle
Suite 200
Omaha, NE  68114

         RE:      FORM N-1A REGISTRATION STATEMENT

Ladies and Gentlemen:

         Our opinion has been requested with respect to the shares of common stock designated KPM Equity Portfolio and KPM Fixed Income Portfolio shares, $.00001 par value per share (the "shares"), of the KPM Funds, Inc. (the "Fund"), which are being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by Form N-1A Registration Statement.

         We have examined the Fund's Articles of Incorporation and Bylaws, reviewed certain minutes of corporate proceedings, and have made such additional factual and legal inquiry as we deemed necessary under the circumstances. Based upon the foregoing, it is our opinion that:

         1. The Fund is a duly and validly organized corporation presently existing in good standing under the laws of the state of Nebraska.

         2. The issuance and sale of the shares have been duly and validly authorized by the necessary corporate action; and said shares will, upon delivery against payment, be duly authorized, validly issued and outstanding, fully paid, and nonassessable shares of common stock of the Fund.


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         We consent to the use of this  opinion as an exhibit to the Fund's Form
N-1A Registration Statement and further consent to the reference of our firm under the heading "Legal Opinions" in the Prospectus forming a part thereof.

                                          Very truly yours,



                                          JOHN C. MILES
                                          For the Firm